Exhibit (i)

Seward & Kissel llp 901 K STREET, N.W. WASHINGTON, D.C. 20001

WRITER’S DIRECT DIAL:	TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184 WWW.SEWKIS.COM	ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004 TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421

March 27, 2026

AB Active ETFs, Inc.

66 Hudson Boulevard East, 26th Floor

New York, New York 10001

Dear Ladies and Gentlemen:

We have acted as counsel for AB Active ETFs, Inc., a Maryland corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an indefinite number of shares of common stock (the “Shares”) of the Company’s AB High Yield ETF, AB Ultra Short Income ETF, AB Corporate Bond ETF, AB Core Plus Bond ETF, AB Short Duration Income ETF, AB Short Duration High Yield ETF, AB Core Bond ETF, AB Tax-Aware Short Duration Municipal ETF, AB Tax-Aware Intermediate Municipal ETF, AB Tax-Aware Long Municipal ETF, AB California Intermediate Municipal ETF, AB New York Intermediate Municipal ETF, AB Disruptors ETF, AB US High Dividend ETF, AB US Large Cap Strategic Equities ETF, AB US Low Volatility Equity ETF, AB International Low Volatility Equity ETF, AB International Growth ETF, AB Conservative Buffer ETF, AB International Buffer ETF and AB Moderate Buffer ETF (each a “Fund” and collectively, the “Funds”), par value $.0001 per share. The Company is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company.

As counsel for the Company, we have participated in the preparation of the Post-Effective Amendment to the Company’s Registration Statement on Form N-1A relating to the Funds to be filed with the Securities and Exchange Commission (the “Commission”) to become effective on March 31, 2026, pursuant to paragraph (b) of Rule 485 under the Securities Act (as so amended, the “Registration Statement”) in which this letter is included as Exhibit (i). We have examined the Charter and By-Laws of the Company and applicable amendments and supplements thereto and have relied upon such corporate records of the Company and such other documents and certificates as to factual matters as we have deemed to be necessary to render the opinion expressed herein.

Based on such examination, we are of the opinion that the Shares to be offered for sale pursuant to the Registration Statement are, to the extent of the number of Shares of the Funds authorized to be issued by the Company in its Charter, duly authorized and, when sold,

AB Active ETFs, Inc.

March 27, 2026

issued and paid for as contemplated by the Registration Statement, will have been validly issued and will be fully paid and nonassessable shares under the laws of the State of Maryland.

We do not express an opinion with respect to any laws other than the laws of Maryland applicable to the due authorization, valid issuance and nonassessability of shares of common stock of corporations formed pursuant to the provisions of the Maryland General Corporation Law. Accordingly, our opinion does not extend to, among other laws, the federal securities laws or the securities or “blue sky” laws of Maryland or any other jurisdiction. Additionally, we do not express any opinion with respect to any laws, rules, regulations or orders concerning emergencies declared by any governmental authority or the effect thereof on the opinions expressed herein. Members of this firm are admitted to the bar in the State of New York and the District of Columbia.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to our firm in the Statement of Additional Information included therein.

Very truly yours,

/s/ Seward & Kissel LLP